Exhibit 10.9(j)

ADAMAS ONE CORP.

411 University Ridge, Suite 110

Greenville, South Carolina 29601

CONFIDENTIAL

March 30, 2022

Target Capital 3 LLC

_________________

_________________

Re: Issuance of Additional Shares

Dear Mr. Shapiro:

This letter (this “Amendment”) amends the side letter agreements executed on May 24, 2021 and June 3, 2021 (“Side Letters”) between ADAMAS ONE CORP., a Nevada corporation (the “Company”), and Target Capital 3 LLC, an Arizona limited liability company (the “Investor”), executed in connection with that certain Senior Secured Convertible Note Purchase Agreements by and between the Company and the Investor dated May 24, 2021 and June 3, 2021 (the “Note Purchase Agreements”).

The Investor has agreed to extend the maturity date of the Company’s eight percent (8%) interest bearing senior secured convertible promissory note to April 15, 2022 by the Extension Agreement by and between the parties dated as of March 30, 2022 (“Extension Agreement”).

In consideration of such extension, the Company hereby agrees to issue to: (i) the Investor 50,000 shares of the Company’s restricted common stock, $0.001 par value per share (“Common Stock”), pursuant to the Extension Agreement; and (ii) Alchemy Advisory, LLC, a Limited Liability Company organized under the laws of Puerto Rico (“Alchemy”), 50,000 shares of the Company’s restricted Common Stock (“Alchemy Shares”) pursuant to the amendment to the Consulting Agreement dated March 30, 2022 (“Consulting Agreement Amendment”).

The Company hereby agrees that it will promptly register all shares: (i) issued to the Investor under the Extension Agreement; (ii) all Alchemy Shares to be issued pursuant to the Consulting Agreement Amendment; (iii) as well as all Incentive Shares, Conversion Shares, all Warrants and all Warrant Shares issuable to the Investor under the Note Purchase Agreements; and (iv) all Incentive Shares, Conversion Shares, Warrants and Warrant Shares of Company Common Stock previously issued to Alchemy, in the registration statement that it has filed confidentially with the U.S. Securities and Exchange Commission (“SEC”) and that it will file publicly hereafter for the Company’s initial public offering (“IPO”). Notwithstanding the above, all of such shares in (i) through (iv), inclusive, shall be considered to be “Investor Registrable Securities” under the Registration Rights Agreement dated May 24, 2021 and June 3, 2021 (“Registration Rights Agreement”) by and between the Investor and the Company “) and shall have all of the rights that the other such Investor Registrable Securities have in accordance therewith. That Registration Rights Agreement contains certain prohibitions on the sale of the previously issued Conversion Shares, Incentive Shares and Warrant Shares following the Company’s IPO (the “Lock-Up”) which, would also apply to the shares being issued pursuant to the Extension Agreement and the amendment to the Consulting Agreement. The Company acknowledges and agrees that all such shares subject to the Lock-Up continue to be subject to the “true up” provisions in the Consulting Agreement dated June 3, 2021.

Target Capital 3

March 30, 2022

For good and valuable consideration, the receipt of which is hereby acknowledged by the Company, the Company agrees that if the closing price of one share of the Common Stock, on its first day of trading on a national securities exchange immediately following the date upon which the Lock-Up expires, is below the per share initial public offering price in the Company’s final prospectus as filed with the SEC (“Initial Price”), the Company agrees to issue to the Investor, without further payment by the Investor, a number of shares of Common Stock as set forth in the Extension Agreement in Section 5 and the Consulting Agreement, as amended, in Section 5. Further, the Company agrees that it will guarantee the Investor’s and Alchemy’s expected return value of all of the shares issued to the Investor and to Alchemy pursuant to the Note Purchase Agreements, the Extension Agreement and the Consulting Agreement Amendment, which shall be repeated until the Investor and Alchemy achieve their total expected return, as follows:

(a)       With respect to all of the shares of Common Stock granted to Alchemy pursuant to the Consulting Agreement as amended, if the 120,000 (or greater number of) shares are sold by Alchemy in the market or in private transactions generate a return to Alchemy less than the product of: (x) 120,000 (or greater number of) multiplied by (y) the Initial Price of the Common Stock (such product the “Alchemy Guaranteed Return”), then the Company shall, upon written demand of Alchemy, issue to Alchemy such number of additional shares of Common Stock until the Investor is able to achieve the Alchemy Guaranteed Return by the sale of such shares, whether in the market or in private transactions.

(b)       With respect to the 50,000 shares of Common Stock granted to the Investor pursuant to the Extension Agreement, if such shares are sold by the Investor in the market or in private transactions generate a return to Target less than the product of (x) 50,000 multiplied by (y) the Initial Price of the Common Stock (such product the “Target Guaranteed Extension Return”), then the Company shall, upon written demand of Target, issue to Target such number of additional shares of Common Stock until Target is able to achieve the Target Guaranteed Extension Return by the sale of such shares, whether in the market or in private transactions.

(c)       With respect to the Conversion Shares of Common Stock granted to the Investor pursuant to the Note Purchase Agreements, if such shares are sold by the Investor in the market or in private transactions generate a return to the Investor less than the product of (x) such number of shares of Common Stock subject to the Note Purchase Agreements, including all the Conversion Shares, multiplied by the Initial Price of the Common Stock (such product the “Note Purchase Guaranteed Return”), then the Company shall, upon written demand of the Investor, issue to the Investor such number of additional shares of Common Stock until the Investor is able to achieve the Note Purchase Guaranteed Return by the sale of such shares, whether in the market or in public transactions.

All such additional shares issued pursuant to sub-paragraphs (a), (b) and (c) above (“Guaranteed Shares”) shall be issued and delivered by the Company to the Investor and/or Alchemy within five (5) business days after the date the Company receives a demand therefor from the Investor and/or Alchemy. All of such shares will be duly authorized, validly issued, fully paid and non-assessable and without any lien of the Company and shall be issued as “restricted” shares subject to Rule 144 under the Securities Act of 1933, as amended. Should the Company fail to issue the shares of Common Stock within such five (5) business days, the Company hereby agrees to pay to the Investor, as liquidated damages and not as a penalty, the cash sum of $1,000.00 per day for every day until all of such shares have been delivered to the Investor.

Target Capital 3

March 30, 2022

At any time: (i) on or after the expiration Lock-Up, and (ii) upon the issuance of the Guaranteed Shares, the Investor and/or Alchemy may request in writing that the Company file a registration statement with respect to all or part of such Guaranteed Shares under the Securities Act of 1933, as amended, on Form S-1 or any similar long-form registration or on Form S-3 or any similar short- form registration if available (such requested registration, a “Demand Registration”). Such request for a Demand Registration must specify the approximate number or dollar value of Guaranteed Shares requested to be registered by the Investor and/or Alchemy and (if known) the intended method of distribution. The Investor and/or Alchemy will be entitled to select the placement agent or underwriter for the Demand Registration and the Company will pay all expenses of such registration. Sections 3 (Registration Procedures), 5 (Indemnification and Contribution) and 8 (General Provisions) of that Registration Rights shall apply to the Demand Registration as the context may require. The Company may postpone, for up to 90 days from the date of the request (the “Suspension Period”), the filing or the effectiveness of a registration statement for the Demand Registration by providing written notice to the Investor and/or Alchemy if the Company determines that the offer or sale of the Guaranteed Shares would reasonably be expected to have a material adverse effect on any proposal or plan by the Company to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization, financing or other transaction involving the Company and upon advice of counsel, the sale of the Guaranteed Shares pursuant to the registration statement would require disclosure of material non-public information not otherwise required to be disclosed under applicable law, and (x) the Company has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction, or (z) such transaction renders the Company unable to comply with the requirements of the SEC, in each case under circumstances that would make it impractical or inadvisable to cause the registration statement (or such filings) to become effective or to promptly amend or supplement the registration statement on a post-effective basis, as applicable. The Company may delay or suspend the effectiveness of the Demand Registration pursuant to this paragraph only once in any twelve (12)-month period. In addition, the Company need not comply with a request for the Demand Registration if the Investor and/or Alchemy can include the Guaranteed Shares in a piggyback registration statement that the Company intends to file within thirty (30) days after receipt of the request for a Demand Registration, provided however, if the piggyback registration statement is not filed within forty five (45) days after receipt of the request for a Demand Registration, the Company shall proceed with the Demand Registration.

The Company hereby represents and warrants to the Investor that the execution and delivery of, and performance under this Amendment are within the Company’s power and authority without the joinder or consent of any other party and has been duly authorized by all requisite corporate action and are not in contravention of law or the powers of the Company’s organization documents and that this Amendment constitutes the legal, valid and binding obligations of the Company enforceable in accordance with its terms. The Company has attached, as Exhibit A hereto, a certified copy of the resolutions of the Company’s Board of Directors approving the above issuance and delivery of the Common Stock to the Investor and to Alchemy.

The Company, upon request from the Investor, agrees to execute such other and further documents as may be reasonably necessary or appropriate to consummate the transactions contemplated hereby.

Except as herein expressly amended, modified and/or supplemented, all terms, covenants and provisions of the are and shall remain in full force and effect and all references therein to the Side Letters shall henceforth refer to the Side Letters as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Side Letters.

Target Capital 3

March 30, 2022

This Amendment and any and all matters arising directly or indirectly herefrom, or relating directly or indirectly hereto, shall be governed by, construed and enforced in accordance with the internal laws of the State of Arizona applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof. To the extent not prohibited by applicable law that cannot be waived, each party hereto waives, and covenants that such party will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim or proceeding arising out of this Amendment or the subject matter hereof or in any way connected with the dealings of any party hereto in connection with any of the above, in each case whether now existing or hereafter arising and whether in contract, tort or otherwise. Each party agrees to the jurisdiction of the courts located in the Borough of Manhattan, New York City, New York.

This Amendment may be executed in two or more counterparts, including by facsimile signature or .pdf copy, each of which shall be deemed an original and all of which together shall constitute one instrument.

This Amendment constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and is meant to be applied to the Extension Agreement and the Consulting Agreement Amendment as set forth herein. This Amendment can only be amended with the written consent of the Investor and the Company.

This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Note Purchase Agreement, Note, Warrant or Registration Rights Agreement except as expressly provided for herein.

This Amendment is solely for the benefit of the parties hereto and for Alchemy as set forth herein as a third party beneficiary, and is not assignable by any party without the prior written consent of the other party.

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Target Capital 3

March 30, 2022

Very truly yours,

ADAMAS ONE CORP.

By:	/s/ John Grdina
John Grdina
Chief Executive Officer
Dated: March 30, 2022

Agreed and accepted:

TARGET CAPITAL 3 LLC

By:	/s/ Dmitriy Shapiro

Name: Dmitriy Shapiro

Title: Founder

Dated: March 30, 2022